FOR IMMEDIATE RELEASE
May 19, 2016

Investor Contact: Martie Edmunds Zakas
Sr. Vice President – Strategy, Corporate Development & Communications
770-206-4237HUmzakas@muellerwp.comUH

Media Contact: John Pensec
Sr. Director - Corporate Communications & Public Affairs
770-206-4240HUjpensec@muellerwp.com

MUELLER WATER PRODUCTS NAMES NEW PRESIDENT OF ANVIL

ATLANTA (May 19, 2016) – Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America, today announced that Patrick M. Donovan has been named president of Anvil International, effective May 18th. Anvil International is a subsidiary of Mueller Water Products and is a leading domestic manufacturer of piping system components with applications in commercial, industrial, mechanical, fire protection and oil & gas end markets.

Donovan will report to Gregory E. Hyland, chairman, president and CEO of Mueller Water Products. Donovan succeeds Thomas E. Fish.

“Pat’s experience in leading and growing industrial businesses will be a tremendous asset to Anvil,” said Hyland. “He has a proven track record in improving productivity by implementing Lean manufacturing principles and in growing businesses through superior execution, globalization and new product development.”

Fish was with Anvil International and its predecessor company for 34 years, including 16 years as president of Anvil. Fish will retire from Mueller Water Products effective May 31, 2016.

Hyland added, “I want to thank Tom for his many contributions to Anvil. He was instrumental in expanding Anvil’s business through organic growth and acquisitions. He led Anvil through a number of challenging economic conditions and took the necessary steps to ensure that it always remained competitive and able to deliver the highest quality products and exceptional customer service.”

Donovan brings 30 years of experience in leading and growing industrial businesses, most recently as president of MIC Group, a division of J.B. Poindexter, Inc., a diversified manufacturer of industrial products. From 2003-2012, Donovan was with Parker Hannifin Corporation, where he led two of its divisions, including its refrigeration and air conditioning valves and controls, and industrial seals businesses. Earlier in his career, he was with Precision Castparts Corporation, where he was president of its Energy Group and Carmet Co. He began his career with FMC Corporation where he served in a number of positions of increasing responsibility.

He holds a Master of Business Administration degree from the University of Chicago, Booth School of Business and a bachelor’s degree in Organizational Behavior and Management from Brown University.

About Anvil
For more than 150 years, Anvil International has been providing the highest–quality pipe products and services with integrity and dedication to superior customer service. The company offers expertise and product solutions for a wide range of applications, from plumbing and mechanical, HVAC, industrial and fire protection to mining and oil and gas. Anvil offers products and services worldwide. Its manufacturing facilities are located in Pennsylvania (ISO–9001:2008 certified), Tennessee (ISO 9001–2000 certified), Texas (API-certified) and Rhode Island (ISO 9001–2000 certified). Anvil is a subsidiary of Mueller Water Products, Inc.

About Mueller Water Products
Mueller Water Products, Inc. (NYSE:MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America.  Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment.  We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®.  The piping component systems produced by Anvil help build connections that last in commercial, industrial and oil & gas applications.  Visit us at www.muellerwaterproducts.com.

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